EXHIBIT 10.7
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), is entered into on March 20, 1997 by and between APPLE ORTHODONTIX, INC., a Delaware corporation (the "Company") and H. STEVEN WALTON (the "Employee").

                               R E C I T A L S:

      In entering into this Agreement, the Company desires to provide he Employee with substantial incentives to serve the Company as a senior executive performing at the highest levels of leadership and stewardship, without distraction or concern over minimum compensation, benefits or tenure, to develop and implement the Company's initial development plan and thereafter assist in managing the Company's future growth and development and maximizing the returns to the Company's stockholders.

      NOW, THEREFORE, in consideration of the foregoing and the mutual provis ons contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

      1.    CERTAIN DEFINITIONS

            A. CERTAIN DEFINITIONS. As used herein, the following terms have the meanings assigned to them below:

                  "ACQUIRING PERSON" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding, but does not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person,
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                  unless, in either such case, such Person, together with all
                  Affiliates and Associates of such Person, is not then the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding.

                  "ACQUISITION" shall mean (a) the direct or indirect acquisition (by merger, stock purchase, asset purchase or otherwise), by the Company or any of its Affiliates, of all or substantially all the equity interest in, or assets of, a Person through which any business or enterprise is or is proposed to be conducted or (b) the entry by the Company or any of its Affiliates of any service agreement or similar contract or arrangement (or the amendment of an existing service agreement or similar contract or arrangement that alters the amounts payable to the Company or any of its Affiliates by such agreement, contract or arrangement) through which the Company or such Affiliate shall provide management services or similar assistance to any Person. The term "Acquisition," however, does not include the opening by the Company of a new orthodontic center (de novo start-up), unless the Employee directly participates in the negotiation for the new center and the treatment of such start-up as an "Acquisition" for purposes of this Agreement is approved in advance by the President of the Company; PROVIDED, HOWEVER, THAT if the development of one or more start-up operations or orthodontic or dental centers is an integral part of the basis on which an Acquisition is made (or if revenue from any start-up operations are included in the pro forma analysis which form part of the basis upon which the Company effects an Acquisition), then such start-up shall be considered an "Acquisition."

                  "AFFILIATE" has the meaning ascribed to that term in Exchange Act Rule 12b-2.

                  "ANNUAL CASH COMPENSATION" of the Employee for any calendar year means the sum of the salary, bonus and commissions earned by the Employee during that calendar year, including all amounts deferred at the election of the Employee pursuant to a Compensation Plan intended to qualify as a plan under Section 401(k) of the Code or otherwise. If salary, bonus or commissions are paid in whole or in part in property other than cash (such as Common Stock) the amount so paid shall be the fair market value thereof on the date of payment.

                  "AVERAGE ANNUAL CASH COMPENSATION" of the Employee means, as of the Separation Effective Date, the average of (a) the Annual Cash Compensation earned by the Employee in each of the two (2) calendar years next preceding that date or, if fewer than two (2) calendar years have occurred prior to that date and since the Effective Date, (b) the average of the Annual Cash Compensation in any calendar year restated

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                  on an annualized basis.

                  "BASE SALARY" means the guaranteed minimum annual salary payable by the Company to the Employee pursuant to Section 4(A), plus the amount of commissions paid pursuant to 4(B) to the Employee over the immediately preceding 12 months (or the annualized amount of such commissions, if the determination of Base Salary is made before the first anniversary of the IPO Closing Date).

                  "BENEFICIAL OWNER" is as defined in Exchange Act Rule 13d-3.

                  "CAUSE" to permit the Company to terminate the Employee's Employment pursuant to the terms hereof means: (a) the Employee's final conviction of a felony crime that involved moral turpitude or that enriched the Employee at the expense of the Company; (b) the Employee's deliberate, intentional or highly reckless continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Employee's incapacity to perform his duties due to physical or mental illness or injury) for a period of forty-five (45) days after the CEO, Board or President has delivered to the Employee a written demand for substantial performance hereunder which specifically identifies the bases for the determination that the Employee has not substantially performed his duties and responsibilities hereunder (such period being the "Grace Period"); provided that, for purposes of clause (b) the Company shall not have Cause to terminate the Employee's employment unless (1) at a meeting of the Board called and held following the Grace Period in the city in which the Company's principal executive offices are located of which the Employee was given not less than 10 days prior written notice and at which the Employee was afforded the opportunity to appear and be heard, the Required Board Majority shall adopt a written resolution setting forth the Required Board Majority's determination that the Employee has failed to substantially perform his duties hereunder and that such failure has continued up to the end of the Grace Period.

                  "CHANGE OF CONTROL" means the occurrence of any of the following events that occurs after the IPO Closing Date: (a) any Person becomes an Acquiring Person; (b) at any time the then Continuing Directors cease to constitute a majority of the members of the Board; (c) a merger of the Company with or into, or a sale by the Company of its properties and assets substantially as an entirety to, another Person occurs and,

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                  immediately after that occurrence, any Person, other than an
                  Exempt Person, together with all Affiliates, shall be the Beneficial Owner of twenty-five percent (25%) or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case or a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety.

                  "CHANGE OF CONTROL PAYMENT" means at any time the amount equal to three (3) times the Employee's highest Base Salary during the term of this Agreement.

                  "CODE" means the Internal Revenue Code of 1986.

                  "COMMON STOCK" means the common stock of the Company.

                  "COMPANY" means (a) APPLE ORTHODONTIX, INC., a Delaware corporation, and (b) any Person that assumes the obligations of "the Company" hereunder, by operation of law, pursuant to
                  Section 9(D)(iii) or otherwise.

                  "COMPENSATION PLAN" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer or any member of the family of any Executive Officer, (a) including (I) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other "employee benefit plan" (as defined in Section 3(3) of ERISA), (ii) any other retirement and savings plan, including any supplemental benefit arrangement relating to any plan intended to be qualified under Section 401(a) of the Code or whose benefits are limited by the Code or ERISA, (iii) any "employee welfare plan" (as defined in Section 3(1) of ERISA),
                  (iv) any arrangement, plan, policy, practice or program providing for severance pay, deferred compensation or insurance benefit, (v) any plan which provides for incentive, bonus or other performance-based awards of cash, stock , stock appreciation rights or other restricted stock option plan, not otherwise included in this definition, and (vi) any arrangement, plan, policy, practice or program (A) authorizing and providing for the payment or reimbursement of expenses attributable to first-class air travel and first-class hotel occupancy while on travel or (B) providing for the payment of business luncheon and country

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                  club dues, long-distance charges, mobile phone monthly air time or other recurring monthly charges or any other fringe benefit, allowance or accommodation of employment, but (b) excluding any compensation arrangement, plan, policy, practice or program to the extent it provides for annual base salary.

                  "COMPENSATION COMMITTEE" means the committee of the Board to which the Board has delegated duties respecting the compensation of Executive Officers and the administration of Incentive Plans, if any, intended to qualify for the Exchange Act Rule 16b-3 exemption.

                  "CONFIDENTIAL INFORMATION" means, with respect to the Company or any subsidiary of the Company, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sale programs, customer lists, records of customer service requirements, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any governmental authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

                  "CPI" means for any period the Consumer Price Index for All Urban Consumers--All Items Index for Houston, Texas (or any substantially similar index published for the same area), as published by the United States Department of Labor, Bureau of Labor Statistics (or its successor) for that period.

                  "CONTINUING DIRECTOR" means at any time any individual who then (a) is a member of the Board and was a member of the Board as of the IPO Closing Date or whose nomination for his first election, or that first election, to the Board following that date was recommended or approved by a majority of the then Continuing Directors (acting separately or as a part of any action taken by the Board or any committee thereof) and
                  (b) is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a nominee or representative of an Acquiring Person or of any such Affiliate or Associate.

                  "DISABILITY" of the Employee means the Employee has been

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                  determined, as a result of a physical or mental illness or personal injury he has incurred (including illness or injury resulting from any substance abuse), by a Qualified Physician, to be unable to perform, at the time of that determination and, in all reasonable medical likelihood, indefinitely thereafter, the normal duties then most recently assigned, under and in accordance with the terms hereof, to the Employee during the term hereof; provided that, the determination whether the Employee has incurred a Disability shall be made by the Company by it causing the selection of three (3) Qualified Physicians, the majority determination of which shall be binding on the Company (a) one (1) of whom shall be selected by the Employee, (b) one (1) of whom shall be selected by the Company and (c) the remaining one (1) of whom shall be selected by the Qualified Physicians selected by the Employee and the Company pursuant to clauses (a) and (b) of this proviso and the fees and expenses of whom will be shared and paid in equal amounts by the Employee and the Company, if:
                  (1)(A) the Company has reasonably withheld its consent to the Qualified Physician, if any, selected by the Employee or (B) the Employee has reasonably withheld his consent to the Qualified Physician, if any, selected by the Company and (2) the Qualified Physicians selected by the Employee and the Company disagree as to whether the Employee has incurred a Disability. For purposes of this definition, if the Employee is unable by reason of illness or injury to give an informed consent to the performance of the treatment of that illness or injury, a Qualified Physician selected by any Person who is authorized by applicable law to give that consent will be deemed to have been selected by the Employee.

                  "EFFECTIVE DATE" means the date that the Registration Statement on Form S-1, relating to an unwritten initial public offering of the Company's Common Stock (the "IPO"), is filed initially with the Securities and Exchange Commission.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "EMPLOYMENT" means the salaried employment of the Employee by the Company or at the direction of the Company hereunder.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934.

                  "EXECUTIVE OFFICER" means any of the chairman of the board, the chief executive officer, the chief operating officer, the chief financial

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                  officer, the president, any executive or senior vice president or the general counsel of the Company.

                  "EXEMPT PERSON" means (a) (1) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company and (2) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or subsidiary of the Company and (b) the Employee, any Affiliate of the Employee or any group (as that term is used in Exchange Act Rule 13d-5(b)) of which the Employee or any Affiliate of the Employee is a member.

                  "INCREMENTAL EPS" shall mean, with respect to any Acquisition, the average annual amount, if any, by which the earnings per share of the Company are reasonably projected to be increased as a result of such Acquisition (and any related or resulting planned or proposed business developments or actions, including without limitation start-ups of new treatment centers, offices or professional service locations following such acquisition) in the two years immediately following completion of such Acquisition in the pro forma model for such acquisition prepared by the Company in good faith in respect of such Acquisition, consistent with management's expectations and experience. Further, Employee and Company shall execute a "sign off" sheet specifically enumerating the total commission for each acquisition prior to any disbursement of the commission fee; provided, that (i) this "sign off" sheet is intended solely to ensure that both the Employee and the Company agree on the calculation of the commission, which calculation shall in each case be governed by the terms of this Agreement, and (ii) though the Employee and the Company shall each use their reasonable best efforts to execute the "sign off" sheets for each Acquisition the Company shall effect, the closing of an Acquisition before or in the absence of an executed commission "sign off" shall not effect the affect the Employee's entitlement to a commission in respect of such Acquisition.

                  "IPO" means the first time a registration statement filed under the Securities Act and respecting an underwritten primary offering by the Company of shares of Common Stock is declared effective under that act and the shares registered by that registration statement are issued and sold by the Company (otherwise than pursuant to the exercise of any

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                  over-allotment option).

                  "IPO CLOSING DATE" means the date on which the Company first receives payment for the shares of Common Stock it sells in the IPO.

                  "NONTERMINATING PARTY" means the Employee or the Company, as the case may be, to which the Terminating Party delivers a Notice of Termination.

                  "NOTICE OF TERMINATION" to or from the Employee means a written notice that: (a) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's Employment, and if the Termination Date is other than the date of receipt of the notice, (b) sets forth that Termination Date.

                  "OUTSIDE DIRECTOR" means at any time a member of the Board at that time who is not then an employee of the Company or any subsidiary of the Company.

                  "PERSON" means any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate, trust, union or employee organization or governmental authority.

                  "QUALIFIED PHYSICIAN" means, in the case of any determination whether the Employee has sustained a Disability, a physician
                  (a) holding an M.D. degree from a medical school located in the United States and having a national reputation in the United States as a leading medical school, (b) specializing and board-certified in the treatment of the injury or illness that has or may have caused that Disability, (c) duly licensed to practice that specialty and (d) having admission privileges to one or more private hospitals located in the Texas Medical Center in Houston, Texas or in a hospital of comparable reputation in the state in which the Employee then is domiciled.

                  "REQUIRED BOARD MAJORITY" means at any time a majority of the members of the Board at that time which includes at least a majority of the Outside Directors at that time.

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                  "RETIREMENT" of the Employee means the Employee terminates his
                  Employment on or after the date he has attained age 65.

                  "SECURITIES ACT" means the Securities Act of 1933.

                  "SEPARATION EFFECTIVE DATE" means the date the Nonterminating Party receives the Terminating Party's Notice of Termination
                  (a) if the Company elects pursuant hereto to terminate the Employee's Employment other than for Cause or (b) if the Employee elects pursuant hereto to terminate his Employment pursuant to the terms and conditions hereof, or by reason of Disability.

                  "SEPARATION PERIOD" means the period of time which begins on the Separation Effective Date and ends on the third (3rd) anniversary of that Separation Effective Date.

                  "TERMINATING PARTY" means the Employee or the Company, as the case may be, who or which terminates the Employee's Employment by means of a Notice of Termination.

                  "TERMINATION DATE" means: (a) if the Employee's Employment is terminated by reason of the Employee's death or Retirement, the date of that death or Retirement; (b) if the Employee's Employment is terminated by reason of the Employee's giving a Notice of Termination following a Change of Control pursuant to Section 5(B)(i)(b), the first date on which the Company pays to the Employee in full the amounts owed to the Employee pursuant to Section 5(B)(iii); (c) if the Employee's Employment is terminated by the Employee giving a written notice of breach of contract which is not cured within thirty
                  (30) days, or 180 days written Notice Termination pursuant to the terms hereof, and other than for Disability; (d) the date the Employee receives the Company's Notice of Termination.

                  "VOTING SHARES" means: (a) in the case of any corporation, stock of that corporation of the class or classes having general voting power under ordinary circumstances to elect a majority of that corporation's board of directors; and (b) in the case of any other entity, equity interests of the class or classes having general voting power under ordinary circumstances equivalent to the Voting Shares of the Corporation.

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      2.    EMPLOYMENT

                  A. On the terms and subject to the conditions hereinafter set forth, and beginning as of the Effective Date, the Company will employ the Employee as its Vice President of Acquisitions, and the Employee will serve in the Company's employ in this position and have shall be responsible for managing and shall have the authority to manage all phases of the Company's efforts to effect Acquisitions. Any material reduction of the Employee's responsibilities in the area described above shall be considered a Good Reason for purposes of Section 5 of this Agreement. The Employee shall perform such duties and have such powers, authority, functions, duties and responsibilities for the Company and corporations affiliated with the Company as are commensurate and consistent with his employment as the Company's Vice President of Acquisitions, and the Employee shall report directly to the President of the Company. The Employee also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the President, CEO or the Board of Directors; provided that, without the Employee's written consent, such additional powers, authority, functions, duties and responsibilities shall not be inconsistent or interfere with, or detract from, those herein vested in, or otherwise then being performed for the Company by the Employee. Effective no later than 60 days after the IPO Closing Date and throughout the term of this Employment Agreement, no officer, employee or consultant to the Company who is under direct supervision or control of Employee whose duties involve the rendering of legal services or the participation in business acquisition activities on behalf of the Company (other than the Company's Chief Executive Officer or Chief Operating Officer) shall serve on the Company's Board of Directors.

            B. The Employee shall not, at any time during his Employment, engage in any other activities unless those activities do not interfere materially with the Employee's duties and responsibilities for the Company at that time, except that the Employee shall be entitled, subject to the provisions of
                  Section 7, (a) to continue with such activities as making and managing his personal investments and participating in other business or civic activities and (b) to serve on corporate or other business, civic or charitable boards or committees and trade association or similar boards or committees. The Company shall not assign Employee duties inconsistent in any material respect with the Employee's position as set forth above, or otherwise diminish the Employee's position, duties or responsibilities.

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            C.    Pursuant to the terms and conditions of a Consulting Contract dated __, 1996, between the Employee and the Company, the Employee and the Company hereby agree to and ratify the above-referenced Consulting Contract, and the Employee shall serve as a consultant pursuant to that agreement from the date hereof until the Effective Date.

      3. TERM OF EMPLOYMENT. Subject to the provisions of Section 5, the term of the Employee's Employment shall be for a continually renewing term of three (3) years commencing on the Effective Date and renewing ach day thereafter for an additional day without any further action by either the Company or the Employee, it being the intention of the parties that there shall be continuously a remaining term of three (3) years' duration of the Employee's Employment until an event has occurred as described in, or one of the parties shall have made an appropriate election pursuant to, the provisions of Section 5. When the Termination Date shall have occurred and the Company shall have paid to the Employee all the applicable amounts Section 5 provides the Company shall pay as a result of the termination of the Employee's Employment, including all amounts accruing during the Separation Period, if any, this Agreement will terminate and have no further force or effect, except that Sections 4(C), 8, 9, 10 and 11 shall survive that termination indefinitely and Section 7 shall survive for the period of time provided for therein.

      4.    COMPENSATION

            A. BASE SALARY. A Base Salary shall be payable to the Employee by the Company as a guaranteed minimum annual amount hereunder for each calendar year during the period from the Effective Date to the the Termination Date, subject to the rights of the Employee during the Separation Period. That Base Salary shall be payable in the intervals consistent with the Company's normal payroll schedules (but in no event less infrequently than semi-monthly), shall be payable initially at the annual rate of $130,000 and shall be increased (but not decreased or adjusted other than as provided in Section 5) as follows:

                  (i) on the first and each subsequent anniversary of the Effective Date, by the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary;

                  (ii) on the first and each subsequent anniversary of the Effective Date, by such additional amount as shall be determined in the sole discretion of the Compensation Committee, but only in such form and to such extent as the

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                  Compensation Committee may from time to time approve, as
                  evidenced by the written minutes or records of the Compensation Committee and its written notices of such determinations or approvals to the Employee; and

                  (iii) if the Employee relocates from a state without a personal income tax at the time of his relocation to a state having a personal income tax, or if the Employee resides in a state without a personal income tax on the date hereof which subsequently adopts a personal income tax, then, in either case, the Base Salary in effect at the time of such relocation or adoption, as applicable, shall immediately be increased by the amount equal to the Base Salary immediately prior to this increase multiplied by seventy percent (70%) of the highest personal income tax rate of such state; for example, if the Employee relocates from a state without a personal income tax to a state having a personal income tax and the highest rate of that tax is six percent (6%) when the Base Salary is $200,000, then the Base Salary will be increased by $8,400 (computed at 70% x 6% x $200,000); provided, however, that the obligation of the Company to pay the Base Salary earned by the Employee for his service in the period beginning on the Effective Date and ending on the date that is the first to occur of (a) the IPO Closing Date, (b) the Termination Date or
                  (c) such other date as the Board in its sole discretion may determine shall be deferred to the last day of that period in such amounts as the Board in its sole discretion may from time to time determine, on which day the Company shall pay in full to the Employee, without interest, the aggregate earned but unpaid amount of the Base Salary for that period. Effective as of the Separation Effective Date, the Base Salary theretofore in effect shall be adjusted as provided in Section 5(E).

      B.    COMMISSIONS.

                  (i) The Employee shall be entitled to receive a commission in respect of every Acquisition effected by the Company or its Affiliates. The amount of each such commission shall be equal to the product of (x) $8,125, (y) the Incremental EPS attributable to such Acquisition and (z) a fraction, the numerator of which shall be the fully diluted number of shares outstanding on the date of the closing of such Acquisition and the denominator of which shall be the fully diluted number of shares outstanding on the IPO Closing Date. In no event, however, shall the commission payable to the Employee in respect of any Acquisition effected by the Company or its Affiliates be less than $4,000 (and, if an Acquisition involves more than orthodontic or dental practice, $4,000 per orthodontist or dentist whose practice is directly affected

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                  by such Acquisition), which amount, as well as the dollar
                  amount set forth in (x) immediately above, shall be increased on each anniversary of the Effective Date by the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary.

                  (ii) Each commission due to the Employee pursuant to (i) above shall be paid in cash to the Employee no later than the 20th day following the closing of the Acquisition in respect of which the commission was earned; PROVIDED, HOWEVER, that, with the mutual consent of the Employee and the Company, commissions may be paid on the due date in Common Stock (valued for such purpose at the average closing trading price of such Common Stock over the five trading days ended immediately before the closing date of such Acquisition) or in Options (valued for such purpose using the Black-Shoales formula for valuing stock options and applying such formula as of the date of the closing of such Acquisition; any such Options to have a duration of not less than 10 years and to be fully vested and immediately exercisable on the date of grant).

                  (iii) If in any annual period commencing on the IPO Date or the anniversary of the IPO Date and ending on the day immediately preceding the next anniversary of the IPO Date, the commissions earned by the Employee shall exceed $162,500, then each commission payable to the Employee pursuant to Subsection 4.B.(i) above during the remainder of such annual period shall be increased by 30%.

            C.    OTHER COMPENSATION.

                  (i) From the Effective Date until any Separation Effective date, the Employee shall be entitled to participate in all Compensation Plans, regardless of whether the Employee is an Executive Officer. All awards to the Employee under all Incentive Plans shall take into account the Employee's positions with and duties and responsibilities to the Company and its subsidiaries. The Company acknowledges that the Employee's right to receive commissions under Section 4.B. above is intended to incentivize the Employee to effect profitable acquisitions on behalf of the Company, and to compensate him for effecting such Acquisitions, and further acknowledges that the Employee's commission rights shall not impair the Employee's right to participate in Incentive Plans, or to receive incentive bonuses, in respect of his services as an Executive Officer of the Company.

                  (ii) Effective on the IPO Closing Date, the Company will pay the Employee an amount equal to the sum of (a) $5,416.67 [1/2 the $130,000 base salary for the period from February 15 to February 28] and (b) the product of $356.16 and the number of days from February 28, 1997 to and including the IPO Closing Date [the $130,000 base salary from March 1, 1997 to IPO closing].

                  (iii) On the IPO Closing Date, the Company shall grant the Employee the following Options:

                        (a) 85,000 Options with an exercise price equal to the per share net proceeds received by the Company in the IPO. Unless the vesting schedule for these Options is otherwise accelerated pursuant to this Agreement or by action of the Board of Directors of the Company (or an authorized Committee of such Board), 1/4 of these Options shall vest on the IPO Closing Date and 1/4 of these Options shall vest on the first, second and third anniversary of the IPO Closing Date.

                        (b) A number of Options equal to the number shares of Common Stock into which 23.5 shares of such stock outstanding on the date of this Agreement shall be split or converted into as a result of or on completion of the IPO. The exercise price for these options shall be equal to the per share net proceeds received by the Company in the IPO. Unless the vesting schedule for these Options is otherwise accelerated pursuant to this Agreement or by action of the Board of Directors of the Company (or an authorized Committee of such Board), 1/2 of these Options shall vest on the IPO Closing Date and 1/2 of these Options shall vest on the first anniversary of the IPO Closing Date.

                  (iv) During the term of this Agreement, the Employee shall be entitled to receive such number of additional Options on such terms as the Board of Directors of the Company (or an authorized Committee of such Board) shall determine. The Employee's right to receive such Options shall be independent of, and set without regard to, the commission compensation otherwise received by the Employee under this Agreement.

                  (v) Commencing on the IPO Closing Date, the Employee shall be entitled to request and receive from the Company one or more loans in an aggregate principal amount not to exceed the aggregate exercise price of all Options issued to the Employee pursuant to Subsection 4.C.(iv)(B) above. Each loan will be used solely for the purpose of paying the exercise price of Options. Each such loan will have a term of not less than 30 years, shall bear no interest, shall permit no recourse to the Employee, the estate or heirs of the Employee or any assets of the Employee or the Employee's estate or heirs and shall not be subject to default or acceleration or any principal amortization until the final maturity date of such loan. Upon the exercise of any Options issued to the Employee pursuant to Subsection 4.C.(iv)(B) above or sale by the Employee of any shares of Common Stock acquired by the Employee upon such exercise, the Company shall reimburse (and gross-up the Employee for any deemed income or additional taxes owing as a result of such reimbursement) the Employee for the state or federal income taxes that result so as to ensure that the net cost to the Employee for taxes, if any, imposed upon the exercise of such Options and sale of such shares of Common Stock shall be identical to the net tax cost the Employee would have borne had the Company issued to the Employee on December 9, 1996, 23.5 shares of Common Stock at a purchase price of $1 per share.

                  TAX INDEMNITY. Should any of the payments of Base Salary, other incentive or supplemental compensation, benefits, allowances, awards, payments, reimbursements or other perquisites, or any other payment in the nature of compensation, singly, in any combination or in the aggregate, that are provided for hereunder to be paid to or for the benefit of the Employee be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Code, or any successor or other comparable federal, state or local tax law by reason of being a "parachute payment" (within the meaning of Section 280G of the Code), the Company shall pay to the Employee such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by the Employee as a result of the receipt of such additional compensation) to place the Employee in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within the earlier to occur of (i) five (5) business days after the Employee notifies the Company that the Employee intends to file a tax return taking the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Employee's tax counsel (such tax counsel to be chosen solely by the Employee) that it is more likely than not that such excise tax is due and payable or
                  (ii) twenty-four (24) hours of any notice of or action by the Company that it intends to take the position that such excise tax is due and payable. The costs of obtaining the tax counsel opinion referred to in clause (i) of the preceding sentence shall be borne by the Company, and as long as such tax counsel was chosen by the Employee in good faith, the conclusions reached in such opinion shall not be challenged or disputed by the Company. If the Employee intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Employee's tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier's check payable in such amount to the Employee within five (5) business days after the Employee notifies the Company of his intention to make such payment. Without limiting the obligation of the Company hereunder, the Employee agrees, in the event the Employee makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise or similar purpose tax; provided, however, that the Employee will not be required to afford the Company any right to contest the applicability of any such excise or similar purpose tax to the extent that the Employee reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of

      5.    TERMINATION, SEPARATION PERIOD, DISABILITY AND DEATH

            A.    TERMINATION OF EMPLOYMENT BY THE COMPANY.

                  (i) The Company shall be entitled, if acting at the direction of the Required Board Majority, to terminate the Employee's Employment (a) at any time for Cause or (b) subject to the payment obligations of the Separation Period and other provisions of this Agreement, at any time without Cause. The Company's termination of the Employee's Employment hereunder will be effective on the date the Company delivers a Notice of Termination for Cause to the Employee pursuant hereto. Subject to the payment provisions applicable to the Separation Period, the Employee shall be required to vacate the premises of the Company, with all of the Employee's personal property no later than five (5) business days after the Notice of Termination.

                  (ii) If the Company terminates the Employee's Employment for Cause, the Company promptly thereafter, and in any event within five (5) business days thereafter, shall pay the Employee his Base Salary to and including the the end of the calendar month of the Termination Date and the amount of all compensation previously deferred by the Employee (together with any accrued interest or earnings thereon), in each case to the extent not theretofore paid, and, when that payment is made, the Company shall, notwithstanding Section 3, have no further or other obligations hereunder to the Employee.

                  (iii) If the Company terminates the Employee's Employment without Cause, the respective rights and obligations of the Company and the Employee during the Separation Period will be as set forth in Section 5(E).

            B.    TERMINATION OF EMPLOYMENT BY THE EMPLOYEE.

                  (i) The Employee shall be entitled to terminate his Employment, other than for Disability, (a) for Good Reason at any time within one hundred eighty (180) days after facts or circumstances constituting that Good Reason first exist or is known to the Employee, but only after the Employee has given the Company written notice of such Good Reason and it has not been fully cured within 30 days following receipt of such Notice, (b) by reason of a Change of Control at any time within three hundred sixty-five (365) days after that Change of Control occurs, or (c) without Good Reason and other than for Disability at any time.. The Employee's termination of his Employment by reason of a Change of Control will be effective on the first date on which the Change of Control Payment shall have been paid in full to the Employee. The Employee's termination of his Employment pursuant to (a) and (b) above shall be effective on the Termination Date, subject to the payment obligations of the Company during the Separation Period.

                  (ii) If the Employee terminates his Employment by reason of a Change of Control, the Company shall pay to the Employee in a cash lump sum within five (5) business days after the date the Company receives the Employee's Notice of Termination by reason of that Change of Control the amount equal to the sum of (a) the portion of the Base Salary to and including the Termination Date which has not yet been paid, (b) all compensation previously deferred by the Employee (together with any accrued interest and earnings thereon), (c) any accrued but unpaid vacation pay and (d) the Change of Control Payment.

                  (iii) If the Employee terminates his Employment, other than for Disability, the Company shall pay to the Employee, in a cash lump sum within five (5) business days after the Termination Date, the amount equal to the sum of (a) the portion of the Base Salary to and including the Termination Date which has not yet been paid, (b) all compensation previously deferred by the Employee (together with any accrued interest and earnings thereon) which has not yet been paid,
                  (c) any accrued but unpaid vacation pay and (d) the amount equal to fifty percent (50%) of the Base Salary being paid for the calendar year in which the Company receives the Employee's Notice of Termination, and other than for Disability.

                  (iv) If the Employee terminates his Employment for Good Reason, the respective rights and obligations of the Company and the Employee shall be as set forth in Section 5(E).

            C. TERMINATION BY REASON OF DISABILITY. If the Employee incurs any Disability during the term hereof, either the Employee or the Company may terminate the Employee's Employment effective on the third (3rd) anniversary of the date the Nonterminating Party receives a Notice of Termination from the Terminating Party pursuant to this Section 5(C). If the Employee's Employment is terminated by reason of the Employee's Disability, the respective rights and obligations of the Company and the Employee during the Separation Period will be as set forth in Section 5(E).

            D. TERMINATION OF EMPLOYMENT BY DEATH. The Employee's Employment shall terminate during the term hereof automatically at the time of his death. If the Employee's Employment is terminated by reason of the Employee's death, the Company shall pay to the Person the Employee has designated in a written notice delivered to the Company as his beneficiary entitled to such payment, if any, or to the Employee's estate, as applicable, in a cash lump sum within thirty (30) days after the Termination Date, the amount equal to the sum of (i) the portion of the Base Salary through the end of the month in which the Termination Date occurs which has not yet been paid,
                  (ii) all compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) which has not yet been paid, (iii) any accrued but unpaid vacation pay and (iv) (a) the product of the Base Salary being paid for the calendar year of death multiplied by three (3).

            E.    EMPLOYEE'S PAYMENT RIGHTS DURING THE SEPARATION PERIOD.

                  (i) The Company shall pay the Employee a Base Salary, in the intervals consistent with the Company's normal payroll schedules (but in no event less frequently than semi-monthly) from the Separation Effective Date to and including the third anniversiary thereof in the amounts determined from time to time as follows: the Base Salary payable by the Company to the Employee shall be as follows:

                        (a) if the Separation Effective Date occurs as a result of the receipt by the Nonterminating Party of a Notice of Termination other than for Cause, the amount equal to the Average Annual Cash Compensation of the Employee determined as of the Separation Effective Date; and (b) if the Separation Effective Date occurs as a result of the receipt by the Nonterminating Party of a Notice of Termination for Disability pursuant to Section 5(C), the amount equal to the amount by which (1) seventy-five percent (75%) of the Average Annual Cash Compensation of the Employee determined as of the Part-time Employment Effective Date exceeds (2) the aggregate amount of periodic payments the Employee receives during the thirty-six (36) months beginning on that date under Compensation Plans then in effect and providing for the payment to the Employee solely as a result or on account of disability; and

                        (b) on the first and each subsequent anniversary of the Separation Date, the Base Salary payable pursuant to this Section 5(E) shall be increased (but not decreased) by the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding that anniversary.

                  (ii) (a) The Employee shall continue to participate in all Compensation Plans from time to time in effect during the Separation Period, provided, however, that: (1) the Employee shall not be entitled to receive any new award or grant under any incentive plan, and any such new award or grant shall be at the sole discretion of the Compensation Committee or the Board, as applicable, with respect to that incentive plan; and (2) if (A) the terms of any such plan preclude the Employee's continued participation therein or (B) his continued participation in any such plan would or reasonably could be expected to disqualify that plan under the Code, the Employee shall not be entitled to participate in that plan, but the Company instead shall provide the Employee with the after-tax equivalent of the benefits that would have been provided to the Employee were a participant in that plan.

                        (b) For purposes of determining eligibility (including years of service) for retirement benefits payable under any Compensation Plan, the Employee shall be deemed to have retired at the Termination Date.

                  (iii) Subject to the provisions of Section 7, the Employee shall not be prevented from accepting other employment or engaging in (and devoting substantially all his time to) other business activities and shall not be required to perform any regular duties for the Company, and the Employee may seek or accept additional employment with any other Person. If the Employee, at his discretion, shall accept any such additional employment or engage in any such other business activity there shall be no offset, reduction or effect upon any rights, benefits or payments to which the Employee is entitled pursuant to this Agreement. Furthermore, the Employee shall have no obligation to account for, remit, rebate or pay over to the Company any compensation or other amounts earned or derived in connection with such additional employment or business activity.

                        The Employee shall, however, make himself generally
                  available for special projects or to consult with the Company and its employees at such times and at such places as may be reasonably requested by the Company and which shall be reasonably satisfactory t the Employee and consistent with the Employee's regular duties and responsibilities in the course of his then new occupation or other employment, if any.

                  (iv) Unless and until the Employee shall have sustained a Disability, the Company shall continue to provide the Employee with either the same or, at the Company's election, at a different location within thirty-five (35) miles of the Employee's principal residence, in any case reasonably acceptable to the Employee, alternate but comparable office space, furnishings, facilities, reserved parking, supplies, services, equipment, secretarial and administrative assistance that are in each case at least commensurate with the size and quality of that which were provided to the Employee during the calendar year immediately preceding the Separation Effective Date pursuant to Section 6(C), but in no event less than are being furnished or provided on the date hereof. The Company and Employee may mutually agree upon an equivalent monthly cash allowance in lieu of the Employee being provided all or any part of these items. (v) The Employee shall remain entitled to the benefits of Section 4(D).

            F. RETURN OF PROPERTY. On termination of the Employee's Employment, however brought about, the Employee (or his representatives) shall promptly deliver and return to the Company all the Company's property that is in the possession or under the control of the Employee.

            G. STOCK OPTIONS. Notwithstanding any provision of this Agreement to the contrary: (i) except in the case of a termination of the Employee's Employment for Cause, all stock options previously granted to the Employee under this Agreement or under incentive plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision of any applicable incentive plan, remain outstanding (and continue to become exercisable pursuant to their respective terms) until exercised or the expiration of their term, whichever is earlier; and (ii) in the case of a termination of the Employee's Employment for Cause, all stock options previously granted to the Employee under this Agreement or under incentive plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision hereof or of any applicable incentive plan, remain outstanding and continue to be exercisable until exercised or the date that is ten (10) days after the Termination Date, whichever is earlier. No stock option previously granted to the Employee under this Agreement or under any incentive plan shall, notwithstanding any contrary provision of that incentive plan, expire or fail to become exercisable or, if exercisable, cease to be exercisable by reason of the occurrence of the Employee's Separation Effective Date.

      6.    OTHER EMPLOYEE RIGHTS

            A. PAID VACATION; HOLIDAYS. The Employee shall be entitled to not less than four (4) weeks of annual vacation and all legal holidays during which times his applicable compensation shall be paid in full. Further, it is understood by the Employee that all paid vacation days shall be taken by or on December 31 of the calender year. Any and all vacation days which were not taken by said date, shall be paid to the Employee on the second pay period of the following January.

            B. BUSINESS EXPENSES. The Employee is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses incurred by the Employee in performing his duties and carrying out his responsibilities hereunder, including business meal, entertainment and travel expenses, provided that the Employee complies with the applicable policies, practices and procedures of the Company relating to the submission of expense reports, receipts or similar documentation of those expenses. The Company shall either pay directly or promptly reimburse the Employee for such expenses not more than twenty (20) days after the submission to the Company by the Employee from time to time of an itemized accounting of such expenditures for which direct payment or reimbursement is sought. Unpaid reimbursements after such twenty (20) day period shall accrue interest in accordance with Section 9(K). The foregoing right to reimbursement shall apply to all expenses incurred by the Employee on behalf of the Company, regardless of whether incurred before or after the date of this Agreement. If the Company should relocate its executive offices of this Agreement to a location more than 35 miles from the Company's then current executive offices, then the Company will reimburse the Employee for all reasonable expenses (and gross up the Employee for the additional income taxes, if any, imposed on the Employee as a result of such reimbursement and such gross up) incurred by the Employee as a result of such relocation, including without limitation, (i) the costs and expenses of moving and temporary housing for up to six (6) months, (ii) the costs and expenses of searching for a new residence, including at least two visits to the metropolitan area of the new executive office by the Employee and his family, (iii) the realtor commissions on the purchase by the Employee of a new residence in the vicinity of the new executive offices and on the disposition of his previous residence in the vicinity of the previous executive officesidence"), (iv) if the Employee should acquire a new residence before he shall have disposed of the Previous Residence, the mortgage payments, property taxes, insurance charges, subdivision and maintenance fees and similar costs and expenses on, or relating to the ownership of, the new residence, accruing until the date on which the Employee disposes of the Previous Residence, but not to exceed six (6) months, and (v) should the Employee sell the Previous Residence following any such relocation for less than the sum of (x) his cost-basis in the Previous Residence and (y) the product of (x) and the average increase in the cost of homes in the metropolitan area in which the Previous Residence is located over the period from the original purchase of the Previous Residence

                  (and, in the case of improvements that are a material part of the cost-basis, the date such improvements are made) to the date of sale, then the difference between the sum of the preceding (x) and (y) and the net sale price for the Previous Residence.

            C. SUPPORT. During the term hereof, the Employee shall be provided by the Company with office space, furnishings, and facilities, reserved parking, secretarial and administrative assistance, supplies and other support equipment (including a computer, facsimile machine and photocopier). The Company agrees that it, and it's Executive Officers and other employees will provide the Employee with reasonable assistance in pursuing, evaluating and closing Acquisitions. .

      7.    COVENANT NOT TO COMPETE

            A. The Employee recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new orthodontic practices and in retaining the accounts and goodwill of present practices and protecting the business of the Company. The Employee, therefore, agrees that during the term of Employment and for a period of one (1) year after the Termination Date, Employee will not, within fifty (50) miles of the corporate headquarters: (i) accept employment or render service to any Person that is engaged in a business directly competitive with the business then engaged in by the Company or (ii) enter into or take part in or lend Employee's name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, employee, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Company.

            B. If the provisions of this Section 7 are violated in any material respect, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin the Employee from that violation. If the provisions of this Section 7 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.

      8.    CONFIDENTIAL INFORMATION

            A. The Employee acknowledges that the Employee has had and will continue to have access to various Confidential Information. The Employee agrees, therefore, that Employee will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person (except as authorized by the Company) any Confidential Information. Confidential Information shall not include (i) information that becomes known to the public generally through no fault of the Employee, (ii) information required to be disclosed by law or legal process or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Employee shall, if possible, give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure, or (iii) the Employee reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the Employee. In the event of a breach or threatened breach by the Employee of the provisions of this Section 8(A) with respect to any Confidential Information, the Company shall be entitled to a temporary restraining order and a preliminary and permanent injunction (without the necessity of posting any bond in connection therewith) restraining the Employee from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for that breach or threatened breach, including the recovery of damages.

            B. The Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Employee solely or jointly with any other Person or Persons during the term of Employment and which pertain primarily to the material business activities of the Company, and the Employee hereby assigns and agrees to assign all his interests therein to the Company or to its nominee; whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall (i) continue beyond the Termination Date with respect to inventions, improvements, and valuable discoveries, whether patentable or not, conceived, made or acquired by the Employee during the term of Employment and (ii) be binding upon the Employee's assigns, executors, administrators and other legal representatives.

      9.    GENERAL PROVISIONS

            A. SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this clause (ii) shall not prohibit any modification allowed under
                  Section 7(B)), and (iii) if the effect of a holding or finding that any such provision is invalid, illegal or unenforceable is to modify to the Employee's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Employee intended by the Company and Employee in entering into this Agreement, the Company shall, within thirty (30) days after the date of such finding or holding, negotiate and expeditiously enter into an agreement with the Employee which contains alternative provisions (reasonably acceptable to the Employee) that will restore to the Employee (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits and legal rights the Employee would have enjoyed had such provision been upheld as legal, valid and enforceable.

            B. NONEXCLUSIVITY OF RIGHTS. Nothing herein shall prevent or limit the Employee's continuing or future participation in any Compensation Plan or, subject to Section 9(N), limit or otherwise affect such rights as the Employee may have under any other contract or agreement with the Company. Vested benefits and other amounts to which the Employee is or becomes entitled to receive under any Compensation Plan on or after the Termination Date shall be payable in accordance with that Compensation Plan, except as expressly modified hereby.

            C. FULL SETTLEMENT. The Company's obligations to make the payments provided for in, and otherwise to perform its undertakings in, this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, defense or other action, claim or right the Company may have against the

                  Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any provision hereof, and those amounts shall not be reduced, regardless of whether the Employee obtains other employment or becomes self-employed.

            D.    SUCCESSORS.

                  (i) This Agreement is personal to the Employee and, without the prior written consent of the Company, is not assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit and be enforceable by the Employee's legal representatives acting in their capacities as such pursuant to applicable law.

                  (ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. If the Employee is not an Executive Officer, but is an officer of a subsidiary of the Company, the Company shall be entitled to assign all its obligations hereunder to that subsidiary and treat the Employee as an employee of that subsidiary for all purposes, but the Company shall remain liable for the full, timely performance of all the obligations so assigned as if the assignment had not been made.

                  (iii) The Company shall require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company substantially as an entirety expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no such succession taken place.

            E. AMENDMENTS; WAIVERS. This Agreement may not be amended or modified except by a written agreement executed and delivered by the parties hereto or their respective successors or legal representatives acting in their capacities as such pursuant to applicable law.

            F. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the appropriate Person at the address of such Person set forth below (or at such other address as such Person may designate by written notice to each other party in accordance herewith):

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                  (a)   if to the Employee, addressed as follows:

                              H. Steven Walton
                              18419 Cypress Rosehill Road
                              Cypress, TX 77429 and

                  (b)   if to the Company, addressed as follows:

                              APPLE ORTHODONTIX, INC.
                              One West Loop South, Suite 100
                              Houston, Texas 77027
                              Attn:  Chief Executive Officer

            G. NO WAIVER. The failure of the Company or the Employee to insist on strict compliance with any provision of, or to assert any right under, this agreement (including the right of the Employee to terminate his Employment for Good Reason or by reason of a Change of Control pursuant to Section 5(B)(i)) shall not be deemed a waiver of that provision or of any other provision of or right under this Agreement.

            H. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO ANY PRINCIPLES OF CONFLICTS OF LAWS.

            I. JURISDICTION AND VENUE. The Company irrevocably consents with respect to any action, suit or other legal proceeding pertaining directly to this Agreement or to the interpretation or enforcement of any of the Employee's rights hereunder to service of process in the State of Texas and hereby waives any right to contest or oppose receipt of such service of process. The Company irrevocably (i) agrees that any such action, suit or other legal proceeding may be brought in the courts of such state or in the courts of the United States sitting in such state, (ii) consents to the jurisdiction of each such court in any such action, suit or other legal proceeding, and (iii) waives any objection it may have to the laying of venue of any such action, suit or other legal proceeding in any of such courts.

            J. HEADINGS. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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
            K. INTEREST. If any amounts required to be paid or reimbursed to the Employee hereunder are not so paid or reimbursed at the times provided herein (including amounts required to be paid by the Company pursuant to Sections 6 and 10, those amounts shall accrue interest compounded daily at the annual percentage rate which is three percentage points (3%) above the interest rate announced by Texas Commerce Bank National Association, Houston, Texas (or its successor), from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Employee until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

            L. PUBLICITY. The Company agrees with the Employee that, except to the extent required by law or legal process (including the Exchange Act and the Securities Act), it will not make or publish, without the prior written consent of the Employee, any written or oral statement concerning the terms of the Employee's employment relationship with the Company and will not, if a Notice of Termination is given by either the Company or the Employee for any reason, publish or cause to be published any statement concerning the Employee, including his work-related performance or the reasons or basis for the giving of that Notice of Termination.

            M. TAX WITHHOLDING. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            N. ENTIRE AGREEMENT. Except for the Consulting Agreement, the Company and the Employee (i) acknowledge that this Agreement supersedes all prior written and oral agreements between them with respect to the employment of the Employee by the Company.

      10. INTENDED BENEFITS TO EMPLOYEE; PAYMENT OF EXPENSES; RESOLUTION OF DISPUTES

            A. INTENDED BENEFITS; PAYMENT OF EXPENSES. In entering into this Agreement the Company intends that the Employee receive without reduction or delay all the intended benefits of this Agreement and that those benefits, and the terms and conditions hereof, be construed in a manner most favorable to the Employee; the Company, therefore, agrees that it will strive expeditiously and in good faith to construe and resolve in the Employee's favor and to his benefit any ambiguities or uncertainties that may be created by the express language hereof. If, however, at any time during the term hereof or afterwards: (i) there should exist a dispute or conflict between the Employee and the Company or another Person as to the validity, interpretation or application of any term or condition hereof, or as to the Employee's entitlement to any benefit intended to be bestowed hereby, which is not resolved to the satisfaction of the Employee, (ii) the Employee must
                  (a) defend the validity of this Agreement, (b) contest any determination by the Company concerning the amounts payable (or reimbursable) by the Company to the Employee, or (c) determine in any tax year of the Employee the tax consequences to the Employee of any amounts payable (or reimbursable) under
                  Section 4(c) or 4(B)(iii), or (iii) the Employee must prepare responses to an Internal Revenue Service ("IRS") audit of, or otherwise defend, his personal income tax return for any year the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the IRS of the Company's income tax returns, then the Company hereby unconditionally agrees: (a) on written demand of the Company by the Employee, to provide sums sufficient to advance and pay on a current basis (either by paying directly or by reimbursing the Employee) not less than thirty (30) days after a written request therefor is submitted by the Employee, the Employee's out of pocket costs and expenses (including attorney's fees, expenses of investigation, travel, lodging, copying, delivery services and disbursements for the fees and expenses of experts, etc.) incurred by the Employee in connection with any such matter; (b) the Employee shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction without the necessity of posting any bond with respect thereto which compels the Company to pay or advance such costs and expenses on a current basis; and (c) the Company's obligations under this Section 10(A) will not be affected if the Employee is not the prevailing party in the final resolution of any such matter.

      11.   INDEMNIFICATION

Pursuant to the express terms and conditions of the Certificate of Incorporation and Bylaws of the Company, the Company hereby ratify and confirm and enter into an express separate contract to provide that the Employee shall be held harmless from monetary damages and be fully indemnified by the Company to the maximum extent permitted by the law of Delaware, the state of the

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
Company's incorporation, and the law of the state of incorporation of any subsidiary of the Company of which the Employee is a director or an officer or employee, as the same may be in effect from time to time.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.

                             APPLE ORTHODONTIX, INC.

                             By: /s/ JOHN G. VONDRAK
                                     John G. Vondrak,
                                 Chief Executive Officer

                             EMPLOYEE


                               /s/ H. STEVEN WALTON
                                   H. Steven Walton

                             Employee's Permanent Address:

                             18419 Cypress Rosehill Road
                             Cypress, TX 77429

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